August 22, 2012

State Street Bank and Trust Company
Lafayette Corporate Center
Two Avenue de Lafayette, LCC 5
Boston, MA 02111
Attention: Daniel J. Saltus

Re:	Neuberger Berman Alternative Funds (formerly Lehman Brothers Institutional Liquidity Funds) (the “Fund”)

Gentlemen:

This is to advise you that the Fund is adding a new series of Shares to be known as Neuberger Berman Risk Balanced Commodity Strategy Fund (“Commodity Strategy Portfolio”).  In accordance with the Additional Funds provision of Section 18.5 of the Custodian Contract dated as of December 18, 2006, as amended (the “Contract”), by and between the Fund and State Street Bank and Trust Company, the Fund hereby requests that, effective as of August 27, 2012, you act as Custodian for such new series pursuant to the terms of the Contract.  Capitalized terms used herein without definition shall have the meanings given to them in the Contract.

Additionally, the Neuberger Berman Cayman Commodity Fund I Ltd. (“Cayman Commodity Fund”), an exempted company organized under the laws of the Cayman Islands with its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, has been formed as a wholly-owned subsidiary of Commodity Strategy Portfolio.  The Cayman Commodity Fund desires to appoint the Custodian to act as its custodian.

Accordingly, the Fund and Cayman Commodity Fund hereby requests that, effective as of August 27, 2012, you treat the Cayman Commodity Fund as if it were a series of the Fund and act as Custodian for the Cayman Commodity Fund pursuant to the terms of the Contract.  An updated list of Portfolios of the Fund are listed on Schedule A attached hereto.

The Fund hereby represents, warrants and covenants as follows:

(i)           The Cayman Commodity Fund is a wholly-owned subsidiary of Commodity Strategy Portfolio, a Portfolio of the Fund, which is a management investment company registered under the 1940 Act, and no other person or entity holds shares of the Cayman Commodity Fund.

(ii)           The Fund, on behalf of Commodity Strategy Portfolio, will provide prompt notice to the Custodian in the event that (i) the Commodity Strategy Portfolio is no longer the sole shareholder of the Cayman Commodity Fund, or (ii) the Fund is no longer registered under the 1940 Act, and in either case, the Fund on behalf of the Cayman Commodity Fund shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation applicable under such circumstances as the Custodian may reasonably require.  If the Fund, on behalf of Commodity Strategy Portfolio, or its investment adviser fails to comply with this clause, the Contract may be terminated with respect to the Cayman Commodity Fund immediately and without prior notice by the Custodian.

(iii)           In connection with its issuance of shares to the Commodity Strategy Portfolio, the Cayman Commodity Fund has complied with all applicable money laundering laws and regulations.

(iv)           With respect to the Cayman Commodity Fund’s use of leverage, the Cayman Commodity Fund shall comply with the investment limitations and other relevant provisions of the 1940 Act as though the Cayman Commodity Fund was registered as an investment company thereunder.

In addition, the following terms in the Contract are amended with respect to the Cayman Commodity Fund:

(i)           The term “Board” shall mean the Board of the Cayman Commodity Fund; provided that any reports required to be made to the Board of the Cayman Commodity Fund by the Custodian pursuant to the terms of the Contract shall be provided to the investment adviser to the Cayman Commodity Fund on behalf of the Board of the Cayman Commodity Fund.

(ii)           As applicable, the term “Fund” shall mean the Cayman Commodity Fund.

(iii)           The term “Prospectus” shall mean the currently effective prospectus and statement of additional information of the Fund related to the Commodity Strategy Portfolio.

(iv)           The term “Governing Documents” shall mean the memorandum and articles of association of the Cayman Commodity Fund as it may be amended from time to time.

Please indicate your acceptance of the foregoing by executing two copies of this Letter, returning one to the Fund and retaining one copy for your records.

Neuberger Berman Alternative Funds

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	President and Chief Executive Officer

Agreed to as of the 22nd day of August, 2012

State Street Bank and Trust Company
By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Neuberger Berman Cayman Commodity Fund I Ltd.
By:	/s/ Robert Conti
Name:	Robert Conti
Title:	Director

NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

LIST OF PORTFOLIOS

PORTFOLIOS
Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
Neuberger Berman Cayman Commodity Fund I Ltd.